Exhibit 23.3

17 April 2025

PRIVATE AND CONFIDENTIAL
BY EMAIL ONLY
No. of pages : 2

We do not accept service of court documents by fax

Direct Lines
T : +65 6532 2451
E : julian.kwek@drewnapier.com

T : +65 6531 2475
E : gary.wan@drewnapier.com

Our Ref
JNK/487685

Your Ref
-

Vantage Corp
51 Cuppage Road
#05-06
Singapore 229469

Attention: Board of Directors

Dear Sirs,

VANTAGE CORP (THE *COMPANY*) LISTING ON NYSE AMERICAN
- CONSENT OF LAW FIRM

We have acted as the Singapore legal advisers to Vantage Shipbrokers Pte. Ltd., a subsidiary of the Company, in relation to the Registration Statement on Form F-1 (as it may be amended from time to time, the ***Registration Statement***) filed with the Securities and Exchange Commission (***Commission***) pursuant to the Securities Act of 1933 (***Securities Act***) on or about 9 October 2024 in connection with the initial public offering of certain Class A ordinary shares of the Company.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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Yours faithfully,

For and on behalf of
Drew & Napier LLC

Name: Gary Wan
Title: Director
Date: 17 April 2025